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                                                                       EXHIBIT 5

                     [DRESSER INDUSTRIES, INC. LETTERHEAD]

                                 March 21, 1996

Dresser Industries, Inc.
2001 Ross Avenue
Dallas, Texas 75201

Re: Registration Statement on Form S-3
    Dresser Industries, Inc.

Gentlemen:

    Reference is made to the Registration Statement on Form S-3 , as amended or supplemented (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the contemplated issuance by Dresser Industries, Inc. (the "Company") from time to time of up to 500,000 shares of Dresser Industries, Inc. Common Stock (the "Common Stock") under the Dresser Industries, Inc. Automatic Dividend Reinvestment Plan (the "Plan"). As Corporate Counsel of the Company, I have examined such corporate records, certificates and other documents and questions of law as I deem necessary or appropriate to this opinion.

    Based on the foregoing, I am of the opinion that:

    (a) The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware; and

    (b) When any of the Common Stock is delivered against payment therefor from time to time as contemplated by the Registration Statement and the terms of the Plan, the Common Stock has been duly and validly authorized by proper corporate proceedings, and such Common Stock so delivered will have been validly issued, and will be fully paid and non-assessable.

    I  hereby  consent  to the  filing  of this  opinion  as Exhibit  5  to said
Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained therein.

                                          Very truly yours,

                                          Rebecca R. Morris
                                          Vice President-Corporate Counsel and
                                          Secretary